EXHIBIT 99.1

News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, Va., 20191

Contacts:
Media: Audrey Schaefer (240) 876-1588
Investors: Paul Blalock (703) 433-4300

NEXTEL ANNOUNCES BOARD CHANGES

Stephanie Shern is Appointed to the Board of Directors
Nextel and Digital Radio, L.L.C. Revise Agreements

RESTON, Va. - March 6, 2003 — Nextel Communications Inc. (NASDAQ: NXTL) today announced the appointment of Stephanie Shern, former vice chairman and partner of Ernst & Young, to serve on Nextel’s Board of Directors. In addition, the company has revised agreements with Digital Radio and Craig O. McCaw.

“Nextel will benefit from Stephanie’s 30 years of experience in auditing and managing global practices at Ernst & Young,” said Nextel Chairman of the Board of Directors William E. Conway. “She’s very talented, brings tremendous business acumen, and is a great addition to our board.”

Nextel, Digital Radio and Mr. McCaw also made modifications to their original securities purchase agreement. In 1995 Digital Radio and Mr. McCaw received specified board representation rights in connection with their original investment in Nextel, provided they maintained at least five percent ownership of the company. Nextel expects Digital Radio and Mr. McCaw will drop somewhat below the five percent threshold shortly. Under a new revised agreement, Digital Radio and Mr. McCaw will no longer have preferred rights to three board seats, nor will they have rights to appoint board members to serve on the audit, compensation, nominating or corporate governance committees.

Nextel’s shareholders will be asked to ratify the appointment of Craig McCaw and Dennis Weibling, of Eagle River, to serve their existing terms as members of the board at Nextel’s annual shareholder meeting in May. If ratified Mr. McCaw’s term would expire in 2004 and Mr. Weibling’s term would expire in 2005. Tim Bryan, also of Eagle River, will serve on the board until his term expires in May of 2003.

“Craig has been a significant contributor to our success and has helped us become a major force in the wireless industry,” said Nextel President and CEO Tim Donahue. “We are pleased Nextel will continue to benefit from his leadership and insight in his role as board member.”

“I strongly believe in Nextel’s strategic vision, management’s track record of execution, and the company’s ability to deliver wireless products and services that no competitor can match,” said Craig McCaw, chairman and CEO of Eagle River.

About Nextel

Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 197 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 240 million people live or work.

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